--------------------------------------------------------------------------------
Statements of Mark Abramovic - NUI Corporation - President

The discrepancy between our actual results and the estimates put out in late September relates to a number of unexpected items that hit in the fourth quarter. The two largest items attributing to the discrepancy between guidance and actual earnings were related to John's departure, and the establishment of a tax reserve to cover the potential write-off of state tax receivables accumulated as a result of losses at NUI Energy.

Other items that contributed, to a lesser extent, to the discrepancy were higher legal and outside service fees than anticipated; higher bad debt expense; and some other small miscellaneous items. If you add back the items that we consider to be non-recurring in nature, such as John's severance, higher legal fees, bad debt expenses associated with NUI Energy, you could add back about 21 cents per share, which would put you back into the range that we targeted in late September.

For the year, as a whole, revenues and margins were up, but the increase in operating expenses outpaced the margin growth. Margins were up 17.4 million, or nearly 9 percent in fiscal '03, due to an increase in the contribution from the company's distribution services segment of just about $25 million. This was a result of a base rate increase at Elizabethtown Gas of 13.2 million. Weather was 36 percent colder than fiscal '02 -- that contributed 7.4 million. And customer growth chipped in 4.3 million.

The increases in operating margins in our distribution services segment were partially offset by reduced operating margins in the Energy Asset Management segment, and retail and business services segment. Lower margins from energy brokers totaled almost $3 million. And costs associated with exiting the retail marketing business were 3.8 million. This totaled a net operating margin of 17.4 million for the year.

O&M increased 23 million year-over-year, as a result of increased customer bad debt reserves of 5.8 million. Outside service fees increased 4.7 million, and this specifically related to auditing, legal expenses, and consulting expenses that were related to our Sarbanes-Oxley compliance work.

Pension costs were up 4.6 million. Labor and benefit costs were up 3; bank fees increased by 2 million; insurance costs were up 1.7; and then we had miscellaneous increases of a little over 1 million -- which adds up to the 23 million increase in O&M expense, year-over-year.

Question:

Okay. And then my final question -- I'm sorry to hog the floor here -- you did not give out the details of what the severance number was in O&M. Is there any way we can have that so we can see what ongoing O&M expenses are?

Answer:

John Kean Junior's severance package totaled 1.9 million.